News Release

San Juan Basin Royalty Trust Announces Hilcorp’s 2026 Capital Plan

DALLAS, Texas, February 19, 2026 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), announced that on Wednesday, February 18, 2026 the operator of the Trust’s subject interests (“Subject Interests”), Hilcorp Energy Company (“Hilcorp”) provided the Trust with its calendar year 2026 capital project plan for the Subject Interests (the “2026 Plan”). Under the 2026 Plan, Hilcorp estimates its 2026 capital expenditures for the Subject Interests to be approximately $14.0 million.

Hilcorp informed the Trust that the 2026 Plan for the Subject Interests includes 32 projects. Approximately $11.5 million of the $14.0 million budget in the 2026 Plan will be allocated to nine new vertical drill projects to be completed in the Mesaverde, Mancos, and Dakota formations and six new horizontal drill projects in the Mancos formation. Approximately $2.0 million of the $14.0 million budget will be allocated to 17 projects for recompletions and workovers in the Fruitland Coal and Pictured Cliffs formations, and approximately $0.5 million of the $14.0 million budget will be allocated to facilities projects related to natural gas compression and other facilities projects. Hilcorp further informed the Trust that its 2026 Plan is subject to revision if Hilcorp revises its assumptions underlying the 2026 Plan, and that actual capital costs may vary from these estimates.

For calendar year 2025, Hilcorp projected capital expenditures of approximately $9.0 million. Hilcorp informed the Trust that Hilcorp’s actual capital expenditures from January 2025 through December 2025 totaled approximately $8.3 million. Hilcorp reports that approximately $4.0 million was spent on seven drilling projects and approximately $4.3 million was spent on 23 recompletions and workovers.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com